EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 7, 2004, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc., appearing in the Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
September 1, 2005